RealNetworks Appoints Marjorie Thomas Chief Financial Officer

SEATTLE, January 15, 2015 -- RealNetworks, Inc. (NASDAQ: RNWK), today announced the appointment of Marjorie Thomas as Chief Financial Officer and Treasurer effective February 4, 2015. Ms. Thomas will oversee all financial operations at Real, reporting to Rob Glaser, Real’s Chairman and CEO. Ms. Thomas will be succeeding Tim Wan, a 14-year RealNetworks veteran who recently relocated to the Bay Area.
“Marj is a top-talent with nearly three decades of finance experience in world-class technology companies,” said Rob Glaser, CEO of RealNetworks. “Marj will bring a fresh perspective and depth of industry knowledge that will be invaluable to RealNetworks as we move through the next phase of revitalizing our company.”
“I’m very excited to join RealNetworks during this time of change and innovation within the company,” said Ms. Thomas. “I look forward to working as a part of the RealNetworks senior leadership team to help Real succeed in the months and years ahead.”
Ms. Thomas’ career spans nearly 30 years and includes senior finance roles at Intuit, Sony, and Hewlett-Packard. Most recently, she served as VP of Corporate Finance and Treasurer for financial software leader Intuit. At Intuit she managed the company’s investments and capital strategy while overseeing a team of 43 finance professionals. Prior to Intuit, Ms. Thomas served as SVP, Finance and Corporate Controller of Sony Electronics where she was a member of the Sony Electronics Executive Committee. Before that, Ms. Thomas spent 20 years at Hewlett-Packard in several senior leadership positions. She began her career as a CPA at Arthur Andersen and holds a Bachelor of Arts degree from Boise State University.
Ms. Thomas succeeds Tim Wan, who joined RealNetworks in 2000 and has served as Chief Financial Officer and Treasurer since April 2012. Recently, Mr. Wan relocated to California for family reasons, and he will continue to report to CEO Glaser as a strategic advisor to help ensure a smooth transition. “Tim has done a terrific job as CFO, and has been a strong asset to Real during his 14 years here, especially as our CFO for the past nearly 3 years. I am grateful for Tim’s many contributions,” continued Glaser.
“I’m honored to have worked with such an amazing group at RealNetworks, and am very proud of our work over the last three years laying the foundation for future growth. I am confident that our excellent team will do a great job driving the business forward,” said Mr. Wan.

About RealNetworks
RealNetworks creates innovative applications and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type and social network. Find RealNetworks corporate information at www.realnetworks.com/about-us.

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